AMENDMENT
TO
THE 2009 STOCK INCENTIVE PLAN
WHEREAS, InterDigital, Inc. (the “Employer”) sponsors and maintains the InterDigital, Inc. 2009 Stock Incentive Plan (the “Plan”);
WHEREAS, the Employer has reserved the right to amend the Plan pursuant to Section 20 of the Plan; and
The Plan is hereby amended as follows:
1.    Effective June 12, 2013, Section 10 of the Plan shall be amended in its entirety to read as follows:
The Administrator may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Stock Units. If any such deferral election is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

Except as expressly set forth in this Amendment, all other terms and conditions set forth in the Plan shall remain in full force and effect. Capitalized terms used and not defined herein shall have the meanings set forth in the Plan.
This Amendment has been adopted by the Board of Directors of the Company as of June 12, 2013.

DM3\2564387.1